Exhibit 99.1

FINANCIAL STATEMENTS
With Report of Independent Auditors

KM PHOENIX HOLDINGS, LLC

As of December 31, 2017 and 2016,
For the Year Ended December 31, 2017 and
the Period from October 13, 2015 (Inception) to December 31, 2016

Exhibit 99.1

KM PHOENIX HOLDINGS, LLC

Exhibit 99.1

Report of Independent Auditors

To the Management of KM Phoenix Holdings, LLC:

We have audited the accompanying financial statements of KM Phoenix Holdings, LLC, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income, of members' equity and of cash flows for the year ended December 31, 2017 and period from October 13, 2015 (Inception) to December 13, 2016.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KM Phoenix Holdings, LLC. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and period from October 13, 2015 (Inception) to December 13, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 6 to the financial statements, the Company has extensive operations and relationships with affiliated entities. Our opinion is not modified with respect to this matter.
Houston, Texas
April 26, 2018

Exhibit 99.1

KM PHOENIX HOLDINGS, LLC
STATEMENTS OF INCOME
(In Thousands)

	Year Ended December 31, 2017	October 13, 2015 (Inception) to December 31, 2016
Revenues	$66,820	$56,974

Operating Costs and Expenses
Costs of sales	9,079	5,090
Operations and maintenance	25,847	22,643
Product gain	(7,529)	(4,717)
Depreciation and amortization	18,273	16,522
General and administrative	3,108	7,336
Taxes, other than income taxes	3,052	3,305
Total Operating Costs and Expenses	51,830	50,179

Income Before Income Taxes	14,990	6,795

Income Tax Expense	(72)	—

Net Income	$14,918	$6,795

The accompanying notes are an integral part of these financial statements.

Exhibit 99.1

KM PHOENIX HOLDINGS, LLC
BALANCE SHEETS
(In Thousands)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$17,114	$12,620
Accounts receivable	5,332	5,379
Assets held for sale	—	17,400
Inventories	2,403	2,528
Other current assets	108	226
Total current assets	24,957	38,153

Property, plant and equipment, net	364,860	358,574
Deferred charges and other assets	120	193
Total Assets	$389,937	$396,920

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$11,288	$6,997
Accrued taxes, other than income taxes	1,359	1,385
Environmental liabilities	3,627	3,450
Other current liabilities	1,617	1,232
Total current liabilities	17,891	13,064

Long-term liabilities and deferred credits
Environmental liabilities	37,688	40,726
Other long-term liabilities and deferred credits	10	—
Total long-term liabilities and deferred credits	37,698	40,726
Total Liabilities	55,589	53,790

Commitments and contingencies (Notes 2 and 7)
Members' Equity	334,348	343,130
Total Liabilities and Members' Equity	$389,937	$396,920

The accompanying notes are an integral part of these financial statements.

Exhibit 99.1

KM PHOENIX HOLDINGS, LLC
STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31, 2017	October 13, 2015 (Inception) to December 31, 2016
Cash Flows From Operating Activities
Net income	$14,918	$6,795
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,273	16,522
Other non-cash items	14	84
Changes in components of working capital:
Accounts receivable	47	(5,379)
Inventories	125	(1,652)
Accounts payable	622	4,677
Accrued taxes, other than income taxes	14	1,385
Other current assets and liabilities	1,007	793
Other long-term assets and liabilities	(2,781)	(2,860)
Net Cash Provided by Operating Activities	32,239	20,365

Cash Flows From Investing Activities
Capital expenditures	(21,188)	(7,690)
Proceeds from sale of long-lived assets	17,222	—
Other	(79)	(55)
Net Cash Used in Investing Activities	(4,045)	(7,745)

Cash Flows From Financing Activities
Distributions to Members	(23,700)	—
Net Cash Used in Financing Activities	(23,700)	—

Net Increase in Cash and Cash Equivalents	4,494	12,620
Cash and Cash Equivalents, beginning of period	12,620	—
Cash and Cash Equivalents, end of period	$17,114	$12,620

Non-cash Investing and Financing Activities
Net increases in property, plant and equipment accruals	$3,586	$1,769
Net assets contributed by Member		336,335

The accompanying notes are an integral part of these financial statements.

Exhibit 99.1

KM PHOENIX HOLDINGS, LLC
STATEMENTS OF MEMBERS' EQUITY
(In Thousands)

	Year Ended December 31, 2017	October 13, 2015 (Inception) to December 31, 2016
Beginning Balance	$343,130	$—
Net income	14,918	6,795
Contribution	—	336,335
Distributions	(23,700)	—
Ending Balance	$334,348	$343,130

The accompanying notes are an integral part of these financial statements.

Exhibit 99.1

KM PHOENIX HOLDINGS, LLC
NOTES TO FINANCIAL STATEMENTS

1. General

We are a Delaware limited liability company, formed on October 13, 2015. When we refer to “us,” “we,” “our,” “ours,” “the Company”, or “Phoenix,” we are describing KM Phoenix Holdings LLC.

The member interests in us are as follows:

•75% - Kinder Morgan Operating L.P. “D” (OLPD), an indirect subsidiary of Kinder Morgan, Inc. (KMI);
•25% - BP Products North America Inc. (BP), a subsidiary of BP p.l.c.

Effective February 1, 2016, OLPD and BP entered into a Limited Liability Company Agreement (LLC Agreement) and Contribution Agreement where OLPD contributed net assets associated with 14 refined products terminals to us totaling approximately $336,335,000 in exchange for its membership interest and BP acquired 25% membership interest in us from OLPD for approximately $84,084,000.

We own and operate 13 refined products terminals which are key distribution facilities for major refined products consuming markets and which have approximately 8.9 million barrels of storage and associated infrastructure in the United States.

2. Summary of Significant Accounting Policies

Basis of Presentation

We have prepared our accompanying financial statements in accordance with the accounting principles contained in the Financial Accounting Standards Board's (FASB) Accounting Standards Codification, the single source of United States Generally Accepted Accounting Principles (GAAP) and referred to in this report as the Codification.

Management has evaluated subsequent events through April 26, 2018, the date the financial statements were available to be issued.

Use of Estimates

Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, our revenues and expenses during the reporting period, and our disclosures, including as it relates to contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In addition, we believe that certain accounting policies are of more significance in our financial statements preparation process than others, and set out below are the principal accounting policies we apply in the preparation of our financial statements.

Cash Equivalents

We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

Accounts Receivable, net

We establish provisions for losses on accounts receivable due from customers if we determine that we will not collect all or part of the outstanding balance. We regularly review collectability and establish or adjust our allowance as necessary using the specific identification method. We had no allowance for doubtful accounts as of December 31, 2017 and 2016.

Exhibit 99.1

Inventories

Our inventories, which primarily consist of refined petroleum products and their related additive products, are valued at the lower of weighted-average cost or net realizable value.

Property, Plant and Equipment, net

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs. The indirect capitalized labor and related costs are based upon estimates of time spent supporting construction projects.

We use the straight-line method to depreciate property, plant and equipment over the estimated useful life for each asset. The cost of property, plant and equipment sold or retired and the related depreciation are removed from the balance sheets in the period of sale or disposition. Gains or losses resulting from property sales or dispositions are recognized in the period incurred. We generally include gains or losses in “Operations and maintenance” on our accompanying Statements of Income.

Asset Retirement Obligations (ARO)

We record liabilities for obligations related to the retirement and removal of long-lived assets used in our business. We record, as liabilities, the fair value of ARO on a discounted basis when they are incurred and can be reasonably estimated, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service.

We are required to operate and maintain our assets, and intend to do so as long as supply and demand for such services exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the ARO for the substantial majority of assets because these assets have indeterminate lives. We continue to evaluate our ARO and future developments could impact the amounts we record. We had no recorded ARO as of December 31, 2017 and 2016.

Asset Impairments

We evaluate our assets for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in market conditions or in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of the carrying value of our long-lived asset based on the long-lived asset's ability to generate future cash flows on an undiscounted basis. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of the asset downward, if necessary, to its estimated fair value.

Our fair value estimates are generally based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted future cash flows. There were no impairments for the year ended December 31, 2017 and the period October 13, 2015 (Inception) to December 31, 2016.

Revenue Recognition

We generate revenues from blending and mixing, throughput movements, and ancillary services for gasoline, blend stock, and other refined petroleum products and renewables. We record revenues for these services when performed and earned. We also generate revenue from storage services. We recognize storage revenues on firm contracted capacity ratably over the contract period regardless of the volume of products stored.

For the year ended December 31, 2017 and the period October 13, 2015 (Inception) to December 31, 2016, revenues from our largest affiliated customer were approximately $61,574,000 and $54,021,000, respectively, which exceeded 10% of our operating revenues.

Exhibit 99.1

Environmental Matters

We capitalize or expense, as appropriate, environmental expenditures. We capitalize certain environmental expenditures required in obtaining rights-of-way, regulatory approvals or permitting as part of the construction. We accrue and expense environmental costs that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We generally do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable.

We are subject to environmental cleanup and enforcement actions from time to time. In particular, Comprehensive Environmental Response, Compensation and Liability Act generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct, subject to the right of a liable party to establish a “reasonable basis” for apportionment of costs. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters, and other matters to which we are a party, will not have a material adverse effect on our business, financial position, results of operations or cash flows. As of December 31, 2017 and 2016, we had approximately $41,315,000 and $44,176,000, respectively, accrued for our environmental matters.

Legal Proceedings

We are party to various legal, regulatory and other matters arising from the day-to-day operations of our business that may result in claims against the Company. Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows. We believe we have meritorious defenses to the matters to which we are a party and intend to vigorously defend the Company. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such contingencies based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. We disclose contingencies where an adverse outcome may be material, or in the judgment of management, we conclude the matter should otherwise be disclosed.

We had no accruals for our outstanding legal proceedings as of December 31, 2017 and 2016.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue an undiscounted liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

Income Taxes

Exhibit 99.1

We are a limited liability company and are not subject to federal or state income taxes. Accordingly, no provision for federal or state income taxes has been recorded in our financial statements. The tax effects of our activities accrue to our Members who report on their individual federal income tax returns their share of revenues and expenses. However, we are subject to Texas margin tax (a revenue based calculation), which is presented as “Income Tax Expense” on our accompanying Statement of Income.

3. KMI's Acquisition of Terminal Assets from BP

On February 1, 2016, KMI completed the acquisition of 15 products terminals and associated infrastructure from BP and subsequently contributed net assets associated with 14 of the products terminals to us totaling approximately $336,335,000.

KMI's adjusted purchase price allocation is detailed below (in thousands):

Current assets	$876
Property, plant and equipment, net	383,487
Current liabilities	(635)
Other liabilities	(47,393)
Total cash purchase price	$336,335

4. Divestiture

On February 1, 2017, we sold a refined products terminal facility located in Port Everglades, Florida to Motiva Enterprises LLC. We received proceeds, net of working capital adjustments, of approximately $17,222,000. At December 31, 2016, we classified this asset as held for sale at fair value. The gain on sale of the terminal facility was immaterial to our net income and is included in “Operations and maintenance” on our accompanying Statement of Income for the year ended December 31, 2017.

5. Property, Plant and Equipment, net

Our property, plant and equipment, net consisted of the following (in thousands):

		December 31,
	Useful Life in Years	2017	2016
Terminal and storage facilities	5 - 40	$297,920	$278,114
Buildings	5 - 30	23,833	23,087
Other support equipment	1 - 30	10,922	10,544
Accumulated depreciation and amortization		(34,503)	(16,236)
		298,172	295,509
Land		60,258	59,510
Construction work in process		6,430	3,555
Property, plant and equipment, net		$364,860	$358,574

Exhibit 99.1

6. Related Party Transactions

Affiliate Agreement

On February 1, 2016, we entered into an Operating and Administration Agreement with Kinder Morgan Liquids Terminals LLC (KM Liquids), a subsidiary of KMI, where KM Liquids assumes responsibility of operating and maintaining our refined products terminals and providing related administrative services. We agreed to pay to KM Liquids for its services a fixed annual management fee of $1,000,000 beginning in 2016 and escalating each fiscal year thereafter by the greater of (i) 2% or (ii) the sum of the percentage change in the Producer Price Index for Finished Goods for the preceding year weighted at 50% and the percentage change in the Employment Cost Index for total compensation for the preceding year weighted at 50%. During 2017 and 2016, we incurred a management fee of $1,020,000 and $1,000,000, respectively, which is reflected in “Operations and maintenance” on our accompanying Statements of Income.

Other Affiliate Balances and Activities

We enter into transactions with our affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates.

We do not have employees. Employees of KMI and its affiliates provide services to us. In accordance with our governance documents, we reimburse KMI at cost.

The following table summarizes our balance sheets affiliate balances (in thousands):

	December 31,
	2017	2016
Accounts receivable	$4,861	$5,170
Accounts payable	4,999	4,595
The following table shows revenues and costs from our affiliates (in thousands):

	Year Ended December 31, 2017	October 13, 2015 (Inception) to December 31, 2016
Revenues	$61,574	$54,021
Cost of sales	7,314	2,786
Operations and maintenance	10,200	9,550
Product gain	(7,529)	(4,717)
General and administrative	2,586	6,299
Capitalized costs	2,166	324

Exhibit 99.1

7. Commitments

Commitments

Capital Commitments

As of December 31, 2017, we have capital commitments of $4,137,000, which we expect to spend during 2018. We have other planned capital and investment projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

Operating Leases

We lease property and equipment under various operating leases. Future minimum annual rental commitments under our operating leases as of December 31, 2017, are as follows (in thousands):

Year	Total
2018	$700
2019	586
2020	580
2021	577
2022	577
Thereafter	9,231
Total	$12,251

Rental expense on our lease obligation for year ended December 31, 2017 and the period October 13, 2015 (Inception) to December 31, 2016 was approximately $682,000 and $577,000, respectively, and is reflected in “Operations and maintenance” on our accompanying Statements of Income.

Exhibit 99.1

8. Recent Accounting Pronouncements

Accounting Standards Updates

Topic 606

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” followed by a series of related accounting standard updates (collectively referred to as “Topic 606”). Topic 606 is designed to create greater revenue recognition and disclosure comparability in financial statements. The provisions of Topic 606 include a five-step process by which an entity will determine revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which an entity expects to be entitled in exchange for those goods or services. Topic 606 requires certain disclosures about contracts with customers and provides more comprehensive guidance for transactions such as service revenue, contract modifications, and multiple-element arrangements.

Topic 606 will require that our revenue recognition policy disclosure include further detail regarding our performance obligations as to the nature, amount, timing, and estimates of revenue and cash flows generated from our contracts with customers. Topic 606 will also require disclosure of significant changes in contract asset and contract liability balances period to period and the amount of the transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period, as applicable. We utilized the modified retrospective method to adopt the provisions of this standard effective January 1, 2018, which required us to apply the new revenue standard to (i) all new revenue contracts entered into after January 1, 2018 and (ii) all existing revenue contracts as of January 1, 2018 through a cumulative adjustment to equity. In accordance with this approach, our consolidated revenues for periods prior to January 1, 2018 will not be revised. There was no cumulative effect regarding the adoption of this standard as of January 1, 2018.

ASU No. 2016-02

On February 25, 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This ASU requires that lessees recognize assets and liabilities on the balance sheet for the present value of the rights and obligations created by all leases with terms of more than 12 months. The ASU also will require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. ASU No. 2016-02 will be effective for us as of January 1, 2019. We are currently reviewing the effect of ASU No. 2016-02.

ASU No. 2018-01

On January 25, 2018, the FASB issued ASU No. 2018-01, “Land Easement Practical Expedient for Transition to Topic 842.” This ASU provides an optional transition practical expedient that, if elected, would not require companies to reconsider its accounting for existing or expired land easements before the adoption of Topic 842 and that were not previously accounted for as leases under Topic 840. ASU No. 2018-01 will be effective for us as of January 1, 2019, and earlier adoption is permitted. We are currently reviewing the effect of this ASU to our financial statements.